Exhibit 99.1

                                                            Investor Inquiries:
                                                            Robert K. Gudbranson
                                                            (440) 329-6001

NEWS RELEASE


INVACARE CORPORATION LOWERS EARNINGS GUIDANCE

ELYRIA, Ohio - (July 6, 2005) - Invacare Corporation (NYSE: IVC) today announced that it has lowered earnings per share guidance for the second quarter of 2005 and the full year.

Anticipated second quarter earnings performance is below Invacare's expectations largely due to lower than anticipated revenues across all geographies and higher freight costs, particularly in North America. Prior guidance anticipated that revenue growth excluding foreign currency and acquisitions would continue to improve from the 3% reported in the first quarter. With continuing pressures from Medicare and Medicaid reimbursement and the generally slow growth across geographies outside the U.S., particularly in the German market due to reimbursement challenges for the Invacare wheelchair product lines, the Company has not seen the further improvement in sales that was anticipated. The revenue shortfall negatively impacted previous guidance by approximately $0.10 per share. Freight costs also negatively impacted prior guidance by approximately $0.06 per share largely due to fuel surcharges driven by the high price of oil.

In light of these pressures, Invacare is lowering guidance for earnings per share for the second quarter from the previous range of $0.53 to $0.58 to a new range of $0.38 to $0.41. Net sales for the quarter will likely increase approximately 16% compared to last year versus the previously expected 18% to 20%. Excluding foreign currency and acquisitions, the net sales increase will be between 2% and 3%, while the previous net sales guidance was for an increase between 5% and 7%.

For the full year, the company anticipates that these factors will continue to pressure performance. The Company believes that it will have a net sales increase of between 14% and 15% and earnings per share of between $2.20 and $2.40. This compares to prior guidance of a net sales increase of between 17% and 19% and earnings per share of between $2.60 and $2.80. This updated guidance anticipates foreign currency and acquisitions to account for 10% of the net sales increase. Excluding the impact of foreign currency and acquisitions, a net sales increase of between 4% to 5% is expected as compared to prior guidance of 6% to 8%.

Commenting on the Company's anticipated results, Mixon said, "Although very disappointed with the poor performance this quarter and its implications for the year, the Company remains committed to its strategic vision to reduce costs with its Chinese manufacturing facilities and grow its sales line with innovative products such as the HomeFill(TM) oxygen system. Additionally, the Company will now pursue additional cost reduction actions to achieve improved profitability. We will provide additional specifics on these actions when we release second quarter results at the end of July."

Mixon continued, "Despite the difficulties in the first half of 2005, we remain committed to delivering earnings growth in the second half of the year. In addition, with the momentum building during the next two quarters along with the cost reduction actions, we expect to enter 2006 generating strong earnings improvement compared to first half 2005 and to build on the expected resolution of the Medicare coding for the power wheelchair segment."


Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,100 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the sales of and margins on product, along with the viability of customers) both at the federal and state level, the ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions (including the recent Domus acquisition), the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time (including the previously-disclosed litigation with Respironics), the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions (including the impact that acts of terrorism may have on such growth conditions), foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

                                      ###